                                                                     Exhibit 2.1
                                                                     -----------





                        STOCK PURCHASE AGREEMENT BETWEEN
                                 STEELCASE INC.
                                      AND
                               STRAFOR FACOM S.A.














                         Effective as of March 31, 1999

                            STOCK PURCHASE AGREEMENT

     THIS STOCK PURCHASE AGREEMENT (THIS "AGREEMENT") IS MADE AND ENTERED INTO AS OF THIS 21ST DAY OF APRIL, 1999, BY AND BETWEEN STRAFOR FACOM S.A., A FRENCH societe anonyme ("SELLER") AND STEELCASE INC., A MICHIGAN CORPORATION ("PURCHASER").

RECITALS:

     A. Seller is the record and beneficial owner (or if not the record owner, the beneficial owner) of certain Steelcase Strafor Shares (as defined below) equaling approximately fifty percent (50%) of the outstanding capital stock of Steelcase Strafor S.A., a French societe anonyme (the "Company").

     B. This Agreement contemplates a transaction in which Purchaser will, or will cause its designee to, purchase from Seller, and Seller will sell to Purchaser or its designee, the Steelcase Strafor Shares and certain shares of other affiliated companies, upon the terms and conditions set forth herein.

     NOW, THEREFORE,

1.   DEFINITIONS AND TERMS

     1.1 Definitions. As used in this Agreement, the following terms shall have the meaning set forth or as referenced below:

     "Accounts Receivable" shall mean (i) all trade accounts receivable and other rights to payment from customers and the full benefit of all security for such accounts or debts, including all trade accounts receivable representing amounts receivable in respect of goods shipped, products sold or services rendered to customers, and (ii) all other accounts or notes receivable relating to Company and the full benefit of all security for such accounts or notes, and
(iii) any claims, remedies and other rights related to any of the foregoing.

     "Affiliate" shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person at any time during the period for which the determination of affiliation is being made. The term "control" (including, with correlative meaning, the terms "controlled by" and "under common control with"), as used with respect to any Person, means the possession, directly or indirectly, of the power to elect a majority of the board of directors (or other governing body) or to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

     "Affiliate Lessees" shall have the meaning set forth in 5.10(a).

     "Aggregate Non-Tax Indemnification Limit" shall mean Two Hundred and Fifty Million French francs (FRF 250,000,000).

     "Agreement Regarding Leases" shall have the meaning set forth in Section 8.1(d).

     "Assignment Agreement" shall have the meaning set forth in Section 8.1(e).

     "Business Day" shall mean any day other than a Saturday, a Sunday or a day on which banks in Grand Rapids, Michigan, U.S.A. or Strasbourg, France are authorized or obligated by Law to close.

     "Claim" shall have the meaning set forth in Section 7.5.

     "Closing" shall have the meaning set forth in Section 2.2.

     "Closing Date" shall have the meaning set forth in Section 2.2.

     "Company" shall have the meaning set forth in the Recitals.

     "Company Business" shall have the meaning set forth in Section 5.8(b).

     "Company Employees" shall have the meaning set forth in Section 3.10(j)(i).

     "Competition Laws" shall mean Laws (as defined herein) that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, lessening of competition or restraint of trade.

     "Confidentiality Agreement" shall mean the Confidentiality Agreement by and between Seller and Purchaser, dated December 15, 1998.

     "Consolidated Subsidiaries" shall mean those Subsidiaries whose assets, liabilities, financial position, results of operations and cash flows are reflected in the consolidated financial statements of Company as indicated in
Schedule 3.1(d).

     "Contract" shall mean any agreement, commitment, contract or undertaking (whether written or oral and whether express or implied) that is legally binding.

     "De Minimis Amount" shall have the meaning set forth in Section 7.2(d).

     "De Minimis Threshold" shall have the meaning set forth in Section 7.2(d).

     "Details Joint Venture Agreement" shall mean that certain Joint Venture Agreement between Office Details Inc., a corporation organized under the laws of the State of Michigan, United States of America, and Seller, dated January 26, 1998.

     "Details Purchase Price" shall have the meaning set forth in Section
2.1(b).

     "Details Shares" shall have the meaning set forth in Section 3.3(a).

     "Disclosure Schedule" shall have the meaning set forth in Section 10.1.

     "Effective Date" shall mean 23:59 hours on March 31, 1999.


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

     "Employee Plans/Agreements" shall have the meaning set forth in Section 3.10(j)(i).

     "Encumbrance" shall mean any charge, lien, option, pledge, right of usufruct, security interest, mortgage, hypothecation, assignment, attachment, title retention arrangement, right of first refusal or limitation of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

     "Environmental Laws" shall have the meaning set forth in Section 7.6.

     "Financial Statements" shall have the meaning set forth in Section 3.6.

     "GAAP" shall mean generally accepted accounting principles and practices in effect in France.

     "Governmental Authorizations" shall mean all licenses, permits, consents, exemptions and other authorizations and approvals required to carry on the business of the Company and each Subsidiary as conducted as of the date of this Agreement under applicable Laws.

     "Governmental Entity" shall mean any supranational, regional, national, federal, state, provincial or local legislative, administrative, judicial or executive authority of any nature, including any agency, branch, bureau, department, entity, court or other tribunal.

     "Indemnification Threshold" shall have the meaning set forth in Section 7.2(d).

     "Indemnitee" shall mean a party entitled to indemnification pursuant to
Article 7.

     "Indemnitor" shall mean a party liable for indemnification pursuant to
Article 7.

     "Intellectual Property" shall have the meaning set forth in Section 3.10(l)

     "Inventories" shall mean all inventory, including raw materials, packaging supplies, work-in-process and finished goods.

     "Joint Venture Agreement" shall mean that certain (Joint Venture) Agreement by and between Steelcase Inc. and Forges de Strasbourg S.A. (now known as Strafor Facom S.A.), dated June 27, 1974, as amended.

     "Knowledge", a Person shall be deemed to have "Knowledge" of a particular fact or other matter if:

          (a) A Person who is an individual will be considered to have "Knowledge" of a fact or other matter (i) if such Person is actually aware of such fact or other matter, or (ii) if such Person could reasonably be expected to become aware of such fact or other matter in the course of the conduct of his/her duties within the Company or any Subsidiary.

          (b) A Person other than an individual will be considered to have "Knowledge" of a fact or other matter if any individual who is serving, or who has at any time served, as a director, manager or senior executive, officer, partner or trustee of such Person (or in any similar capacity) has, or at any time had, Knowledge of such fact or other matter (as defined in (a)).

          (c) Seller also shall be considered to have "Knowledge" of any fact or matter of which any individual nominated or appointed by Seller or Company who is serving, or who has at any time served, as a director, manager or senior executive, officer, partner or trustee of Company or any Subsidiary has Knowledge (as defined in (a)).

     "Law" shall include any supranational, regional, national, federal, state, provincial or local legislative or administrative treaty, law, statute, code, ordinance or regulation of any nature, including directives and regulations of the competent regulatory bodies of the European Union and the European Economic Area.

     "Liabilities" shall mean any and all debts, liabilities and obligations, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured, primary or secondary, secured or unsecured, determined or determinable, whenever arising, and whether or not required to be reflected on a balance sheet prepared in accordance with GAAP.

     "Litigation" shall have the meaning set forth in Section 3.10(d).

     "Losses" shall have the meaning set forth in Section 7.1.

     "Material Adverse Effect" shall mean an effect that is materially adverse to the business, results, operations, condition (financial or otherwise), affairs, assets or Liabilities of the referenced Person. "Material Adverse Effect" does not mean an adverse change resulting from industry consolidations, an adverse change in capital or foreign exchange markets or in the availability of capital generally, or in general economic conditions generally affecting the businesses in which Seller, Purchaser, the Company or their respective Affiliates are engaged.

     "Material Contracts" shall have the meaning set forth in Section 3.10(h)(xii).

     "Order" shall mean any order, writ, judgment, injunction, decree, ruling, assessment, stipulation, determination or award entered by or with any Governmental Entity or arbitrator.

     "Ordinary Course of Business" shall mean, with respect to any Person, an action taken by such Person if such action is consistent in nature, scope and magnitude with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person.

     "Permitted Encumbrances" shall mean (i) Encumbrances approved in writing by Purchaser, or arising or resulting from any action taken by Purchaser or any of its Affiliates other than Company and the Subsidiaries, (ii) statutory Encumbrances arising out of operation of Law with respect to a Liability incurred in the Ordinary Course of Business and which is not delinquent, (iii) such Encumbrances and other imperfections of title as do not materially detract from the value or impair the use of the property subject thereto, (iv) liens for Taxes not yet subject to penalties for nonpayment or which are being actively contested in good faith by appropriate Litigation, (v) mechanics', materialmens', carriers', workmens', warehousemens',


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

repairmens', landlords' or other like liens and security obligations that are not delinquent or (vi) restrictions on the transfer of securities arising under any securities Law.

     "Person" shall mean an individual, a corporation, a general or limited partnership, a limited liability company, an association, a trust or other entity or organization or Governmental Entity.

     "Pohlschroder Purchase Price" shall have the meaning set forth in Section 2.1(d).

     "Pohlschroder Shares" shall have the meaning set forth in Section 3.3(c).

     "Premises" shall have the meaning set forth in Section 5.10(a).

     "Products" shall have the meaning set forth in Section 3.10(m).

     "Purchase Prices" shall mean, collectively, the Steelcase Strafor Purchase Price, the Details Purchase Price, the Werndl Purchase Price and the Pohlschroder Purchase Price.

     "Purchaser" shall have the meaning set forth in the Recitals.

     "Recent Balance Sheet" shall have the meaning set forth in Section 3.6.

     "Seller" shall have the meaning set forth in the Recitals.

     "Shares" shall mean, collectively, the Steelcase Strafor Shares, the Details Shares, the Pohlschroder Shares and the Werndl Shares.

     "Steelcase SAS" shall mean Steelcase SAS, a societe par actions simplifiee, organized under the laws of France.

     "Steelcase Strafor Shares" shall have the meaning set forth in Section 3.1(f).

     "Subsidiaries" shall have the meaning set forth in Section 3.1(d).

     "Tax" or "Taxes" shall mean all taxes, charges, duties, fees, levies or other assessments, including but not limited to, income, corporation, excise, property, sales, value added, gross receipts, profits, gains, license, withholding (with respect to compensation or otherwise), payroll, employment, unemployment, disability, wealth, welfare, net worth, capital gains, purchase, transfer, stamp, registration, social security, environmental, occupation, franchise, alternative minimum, estimated or other similar taxes, imposed by any Tax Authority, and including any interest, penalties and additions attributable thereto.

     "Tax Authority" shall mean, with respect to any Tax, the Governmental Entity that imposes such Tax and the agency (if any) charged with the collection of such Tax for such entity or subdivision.

     "Tax Law" shall mean any Law relating to any Tax.

     "Tax Return" or "Tax Returns" shall mean any return, report, declaration, information return, statement or other document filed or required to be filed with any Tax Authority, in connection with the determination, assessment or collection of any Tax or the administration of any Laws relating to any Tax Laws.

     "Waste" shall have the meaning set forth in Section 7.6.

     "Werndl Purchase Price" shall have the meaning set forth in Section 2.1(c).

     "Werndl Shares" shall have the meaning set forth in Section 3.3(b).

     1.2  Other Definitional Provisions.

          1.2(a) The words "hereof", "herein", "hereto" and "hereunder" and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

          1.2(b) The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

          1.2(c) The word "including", and words of similar import, when used in this Agreement, shall mean "including, but not limited to" and "including, without limitation".

          1.2(d) The terms "dollars" and "US$" shall mean United States dollars, the lawful currency of the United States of America.

          1.2(e) The terms "French Francs" and "FRF" shall mean French Francs, the lawful currency of France.

          1.2(f) References to "Articles", "Sections", "Schedules" or "Exhibits" shall mean the Articles or Sections of, or the Schedules or Exhibits to, this Agreement, as the case may be, except as may be otherwise specified.

          1.2(g) The term "non-assessable" shall mean that the owners of record of the relevant shares are not liable, solely by reason of such shareholding, for the payment of any taxes, duties, wages, or other amounts for which the corporate Person which issued such shares is liable.

2.   PURCHASE AND SALE OF STOCK

     2.1 Sale and Transfer of Common Stock. Subject to the terms and conditions of this Agreement, Purchaser agrees to purchase, or to cause its designees to purchase, at the Closing, and Seller agrees to sell and transfer, and to cause its nominees to sell and transfer, to Purchaser and/or its designees at the Closing:

          2.1(a) the Steelcase Strafor Shares, free and clear of all Encumbrances (except Permitted Encumbrances), for an aggregate price of Two Hundred Twenty Million United States dollars (US$220,000,000) (the "Steelcase Strafor Purchase Price");


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

          2.1(b) the Details Shares, free and clear of all Encumbrances (except Permitted Encumbrances), for an aggregate price of FRF 1 (the "Details Purchase Price"), and thereby to terminate the Details Joint Venture Agreement and all ancillary agreements pertaining thereto in accordance with Section 13.02 of such Details Joint Venture Agreement;

          2.1(c) the Werndl Shares, free and clear of all Encumbrances (except Permitted Encumbrances), for an aggregate price of DM 9,600,000 (the "Werndl Purchase Price"); and

          2.1(d) the Pohlschroder Shares, free and clear of all Encumbrances (except Permitted Encumbrances), for an aggregate price of FRF 1 (the "Pohlschroder Purchase Price").

     2.2 Closing. The purchase and sale of the Shares (the "Closing") shall take place at the Paris offices of Baker & McKenzie (32 Avenue Kleber, 75116 Paris, France), at 10:00 a.m. local time, on the later of (i) April 22, 1999, or
(ii) the fifth (5th) Business Day following the satisfaction or waiver of the conditions precedent specified in Article 6 (other than the conditions to be satisfied on the Closing Date, but subject to waiver or satisfaction of such conditions), or at such other date and time as the parties mutually agree upon orally or in writing (which date and time are designated as the "Closing Date"). At the Closing, Seller shall deliver to Purchaser, among other things as provided in Section 8.1, ordres de mouvement and/or such other transfer documents necessary to effect the transfer of the Shares to Purchaser (or its designees) and the registration of the Shares in the name of Purchaser (or its designees) against, among other things as provided in Section 8.2, payment of the Purchase Prices therefor by wire transfer(s) in accordance with written instructions given by Seller to Purchaser not less than five (5) Business Days prior to the Closing.

3.   REPRESENTATIONS AND WARRANTIES OF SELLER

     Seller makes the following representations and warranties to Purchaser, each of which is true and correct on the date hereof and will be true and correct on the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article 3), shall be unaffected by any investigation heretofore or hereafter made by Purchaser or any agent or representative of Purchaser, other than as specifically disclosed in the Disclosure Schedule delivered to Purchaser at the time of execution of this Agreement, and shall survive the Closing of the transactions as provided for herein.

     3.1  Company.

          3.1(a) Organization. Company is a societe anonyme duly organized, validly existing and in good standing under the Laws of France.

          3.1(b) Power. Company has all requisite legal power and authority to own, operate and lease its properties and to carry on its business.

          3.1(c) Qualification. Company is duly licensed or qualified to do business as a foreign corporation, and is in good standing, in each jurisdiction wherein such licensing or qualification is necessary except where the lack of such qualification would not have a Material Adverse Effect on the Company. The jurisdictions in which Company is licensed or qualified to do business are listed in Schedule 3.1(c).


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

          3.1(d) Subsidiaries. Schedule 3.1(d) contains a complete and accurate listing of all corporations, partnerships and other entities in which Company owns any interest (the "Subsidiaries"), including, for each such Subsidiary, its name, its legal form of organization, its jurisdiction of organization, the other jurisdictions in which it has a branch, representative office or other registered presence or is otherwise authorized to do business, and whether its assets, liabilities, financial position, results of operations and cash flows are reflected in the consolidated financial statements of Company. Each Subsidiary is duly organized, validly existing and in good standing, as applicable, under the Laws of its jurisdiction of organization. Each Subsidiary is duly licensed or qualified to do business as a foreign business entity, and is in good standing, in each jurisdiction wherein such licensing or qualification is necessary except where the lack of such qualification would not have a Material Adverse Effect on such Subsidiary.

          3.1(e) Corporate Documents, Etc. Seller has delivered to Purchaser true, correct and complete copies of the articles or certificate of incorporation or association, company registrations, statuts and other organizational documents of Company and each Subsidiary as are presently in effect. The corporate minute book and stock records reflecting the stock or other share capital of or other participation interest in Company and each Subsidiary which have been furnished to Purchaser for inspection are true, correct and complete and accurately reflect all material corporate action taken by Company and each Subsidiary. On the Closing Date, all such books and records will be in the possession of Company and the Subsidiaries.

          3.1(f) Capitalization. The stated capital stock of Company consists of FRF1,103,760,000, divided into 2,207,520 ordinary shares of FRF500 each, all of which shares are validly issued and outstanding, fully paid and nonassessable. Seller is the record and beneficial owner (or if not the record owner, the beneficial owner) of 1,103,759 of such issued and outstanding shares of stock (the "Steelcase Strafor Shares"). The names and jurisdictions of organization, as applicable, of all of the record owners of the Steelcase Strafor Shares are set forth on Schedule 3.1(f). All of the outstanding shares of capital stock of each Subsidiary are validly issued, fully paid and nonassessable, and, except as set forth in Schedule 3.1(f), Company is the record and beneficial owner (or if not the record owner, the beneficial owner) of all such outstanding shares of each Subsidiary free and clear of all Encumbrances except, in the case of the shares of any individual Subsidiary, the statuts of such Subsidiary, and Permitted Encumbrances. The names and jurisdictions of organization, as applicable, of all of the record owners of shares of capital stock of each Subsidiary are set forth on Schedule 3.1(f).

     3.2  Seller.

          3.2(a) Organization. Seller is a societe anonyme duly organized, validly existing and in good standing under the Laws of France.

          3.2(b) Power. Seller has full power, legal right and authority to enter into, execute and deliver this Agreement and the other agreements, instruments and documents contemplated hereby to be executed and delivered by Seller, and to carry out the transactions contemplated hereby and thereby.


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          3.2(c)  Authority.  The execution and delivery of this Agreement and the other documents and instruments to be executed and delivered by Seller pursuant hereto and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Seller. No other corporate act or proceeding on the part of Seller or its shareholders is necessary to authorize this Agreement or the other documents and instruments to be executed and delivered by Seller pursuant hereto or the consummation of the transactions contemplated hereby and thereby. This Agreement constitutes, and when executed and delivered, the other documents and instruments to be executed and delivered by Seller pursuant hereto, will constitute, valid and binding agreements of Seller, enforceable in accordance with their respective terms, except as such may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors' rights generally, by general equitable principles and by the power of a court to deny enforcement of remedies generally based on public policy.

     3.3  Shares; Title.

          3.3(a) Details Shares. Seller is the record and beneficial owner (or if not the record owner, the beneficial owner) of 13,749 issued and outstanding shares of the capital stock (Series B) and 13,750 bons de souscription d'actions (Series B) of Details S.A., a French societe anonyme (the "Details Shares").

          3.3(b) Werndl Shares. Seller is the record and beneficial owner (or if not the record owner, the beneficial owner) of 200,000 issued and outstanding shares of the capital stock (representing approximately 5% of the capital stock) of Werndl BuroMobel AG, a German stock corporation (the "Werndl Shares").

          3.3(c) Pohlschroder Shares. Seller is the record and beneficial owner (or if not the record owner, the beneficial owner) of two (2) quotas in the nominal amounts of DM 269,000 and DM 31,000, respectively, in the capital stock of Pohlschroder GmbH, a German limited liability company (the "Pohlschroder Shares").

          3.3(d) Title. Seller has good, valid and marketable title to the Shares, free and clear of all Encumbrances, except for Permitted Encumbrances and, with respect to the Steelcase Strafor Shares, Purchaser's rights under the Joint Venture Agreement and the statuts of Company.

     3.4 Issuance and Redemption of Share Capital. Except as provided in the Joint Venture Agreement and the statuts of Company, there are no outstanding warrants, options, agreements, subscriptions, convertible or exchangeable securities, preemptive rights or other commitments pursuant to which Company or any Subsidiary is or may become obligated to issue, sell, purchase, return or redeem any shares of capital or other securities of Company or such Subsidiary and no equity securities of Company or any Subsidiary are reserved for issuance for any purpose.

     3.5 No Violation; Government Consents. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (with or without notice or lapse of time, or both): (a) will violate any Law or any Order to which Seller, Company or any Subsidiary is subject, (b) except as set forth on Schedule 3.5 or as required under Competition Laws, will require any approval, consent, exemption or other action by any Governmental Entity, or (c) subject to obtaining the consents referred to in Schedule 3.5 and any consents required under Competition Laws, will violate or conflict with, or constitute a default under, or will result in the termination of, or accelerate the performance required by, or result in the creation of any Encumbrance upon any of the assets of Company or any Subsidiary (or any portion of the Shares), under any term or provision of the articles or certificate of incorporation, statuts or other organizational documents of Seller, Company or any Subsidiary, of any Contract to which Seller is a party or by which Seller or any of its respective assets or properties are bound or affected or, to Seller's Knowledge, of any material Contract to which Company or any Subsidiary is a party or by which Company or any Subsidiary or any of their respective assets or properties are bound or affected.

     3.6 Financial Statements. Seller has delivered to Purchaser true and complete copies of the audited consolidated balance sheets of Company as of December 31, 1996, 1997 and 1998, and the related statements of income and cash flows for the years then ended (including the notes contained therein or annexed thereto), which balance sheets, statements of income and cash flows have been reported on, and are accompanied by, the signed, unqualified opinions of Arthur Andersen LLP, independent auditors for Company for such years (referred to collectively herein as the "Financial Statements"). The audited consolidated balance sheet of Company as of December 31, 1998, shall be referred to herein as the "Recent Balance Sheet". All of the Financial Statements are true, complete and accurate, have been prepared in accordance with GAAP applied on a consistent basis, have been prepared in accordance with the books and records of Company and the Consolidated Subsidiaries, and fairly present, in accordance with GAAP, the assets, liabilities and financial position, the results of operations and cash flows of Company and the Consolidated Subsidiaries as of the dates and for the years and periods indicated.

     3.7  Tax Matters.

          3.7(a) Provision For Taxes. The provision made for Taxes on the Recent Balance Sheet is sufficient for the payment of all Taxes of Company and the Consolidated Subsidiaries accrued as of the date of the Recent Balance Sheet. Since the date of the Recent Balance Sheet, Company and the Consolidated Subsidiaries have not incurred any Taxes other than Taxes incurred in the Ordinary Course of Business consistent in type and amount with past practices of Company and the Consolidated Subsidiaries.

          3.7(b) Tax Returns Filed. Except as set forth on Schedule 3.7(b), all Tax Returns required to be filed by or on behalf of Company and any Consolidated Subsidiary have been timely filed and when filed were true and correct in all material respects, and the Taxes shown as due thereon were paid or adequately accrued. Company and each Consolidated Subsidiary has duly withheld and paid all Taxes which it is required to withhold and pay relating to salaries and other compensation heretofore paid by Company or such Consolidated Subsidiary.

          3.7(c) Tax Notices. Neither Company nor any Consolidated Subsidiary has received from any Tax Authority any notice of underpayment of Taxes or other deficiency which has not been paid or any objection to any Tax Return filed by Company or any Consolidated

Subsidiary. There are no outstanding agreements or waivers extending the statutory period of limitations applicable to any Tax Return.

          3.7(d) Consolidated Group. Schedule 3.7(d) lists every year Company or any Consolidated Subsidiary was a member of an affiliated group of Persons that filed a consolidated Tax Return on which the statute of limitations does not bar a tax assessment, and each corporation that has been part of such group. No affiliated group of Persons of which Company or any Subsidiary has been a member has discontinued filing consolidated returns during the past five years.

          3.7(e) Other. Since December 31, 1997 Company has not (i) applied for any tax ruling, (ii) entered into a closing or settlement agreement with any Taxing Authority, or (iii) become a party to any tax indemnity, tax allocation or tax sharing agreement.

     3.8  [Reserved]

     3.9 No Brokers or Finders. Neither Seller nor any of its respective directors, employees, shareholders or agents has retained, employed or used any broker or finder in connection with the transaction contemplated herein or in connection with the negotiation hereof.

     3.10 Other Representations and Warranties. To Seller's Knowledge:

          3.10(a) Inventory. All Inventory of Company and the Consolidated Subsidiaries accounted for in the Recent Balance Sheet is valued in accordance with GAAP in a manner consistent with past practice.

          3.10(b) Absence of Certain Changes. Since the date of the Recent Balance Sheet, Company and the Consolidated Subsidiaries have conducted their businesses in the Ordinary Course of Business and there has not been:

                   (i) No Adverse Change. Any change in the financial condition, assets, Liabilities, business, or operations of Company or any Consolidated Subsidiary, which constitutes a Material Adverse Effect on Company and the Subsidiaries taken as a whole;

                   (ii) No Damage. Any material loss, damage, destruction or condemnation not covered by insurance, affecting Company's or a Consolidated Subsidiary's business or properties;

                   (iii) No Increase in Compensation. Any increase in the compensation, salaries or wages payable or to become payable to any Company Employee, or any grant, increase, payment or accrual of any bonus or other employee benefit to any Company Employee, or any entry into any employment, severance or similar Contract with any Company Employee, except in the Ordinary Course of Business consistent with past practice;

                   (iv) No Labor Disputes. Any labor dispute or disturbance of the Company or any Subsidiary, other than routine individual grievances which are not material to the business, financial condition or results of operations of Company or such Subsidiary;

                   (v) Contracts. Entry into any amendment to, termination of, receipt of notice of termination of, or waiver of any material rights under, any material Contract or transaction by Company or any Consolidated Subsidiary, except in the Ordinary Course of Business consistent with past practice;

                   (vi) No Disposition of Property. Any sale, lease or other transfer or disposition of any material properties or assets of Company or any Consolidated Subsidiary, except for the sale of inventory items in the Ordinary Course of Business;

                   (vii) No Indebtedness. Any indebtedness for borrowed money incurred, assumed or guaranteed by Company or any Consolidated Subsidiary, except in the Ordinary Course of Business consistent with past practice;

                   (viii) No Encumbrance. Any Encumbrance made on any of the material properties or assets of Company or any Consolidated Subsidiary, except for Permitted Encumbrances incurred in the Ordinary Course of Business consistent with past practice;

                   (ix) Loans and Advances. Any material loan or advance (other than advances to Company Employees in the Ordinary Course of Business for travel and entertainment in accordance with past practice) made by Company or any Consolidated Subsidiary to any Person, including, but not limited to, any Affiliate;

                   (x) Credit. Any grant of material credit to any customer or distributor of Company or any Consolidated Subsidiary on terms or in amounts more favorable than those which have been extended to such customer or distributor in the past, any other material change in the terms of any credit heretofore extended by Company or any Consolidated Subsidiary, or any other material change of Company's or any Consolidated Subsidiary's policies or practices with respect to the granting of credit;

                   (xi) Accounting Methods. Any change in the accounting methods used by Company or any Consolidated Subsidiary; or

                   (xii) General. Any entry into a Contract by Company or any Consolidated Subsidiary to do any of the foregoing.

          3.10(c) Absence of Undisclosed Liabilities. Except as and to the extent specifically disclosed in Schedule 3.10(c), Company and the Consolidated Subsidiaries do not have any Liabilities as of the date of this representation and warranty other than (a) Liabilities reflected or reserved against on the Recent Balance Sheet or in the notes thereto; (b) Liabilities incurred in the Ordinary Course of Business since the date of the Recent Balance Sheet; and (c) Liabilities which, individually or in the aggregate, have not had and will not have a Material Adverse Effect on Company and the Subsidiaries taken as a whole.

          3.10(d) No Litigation. Except as set forth in Schedule 3.10(d), there is no action, suit, arbitration, proceeding, audit or investigation, whether civil, criminal or administrative, by or before any Governmental Entity or arbitrator, ("Litigation") pending or threatened against Company or any Consolidated Subsidiary, or any of their respective directors (in such capacity), which relates to their respective businesses or any of their assets or which challenges or may have the effect of delaying, making illegal or otherwise interfering with the transaction contemplated by this Agreement. Except as set forth in Schedule 3.10(d), neither Company nor any Consolidated Subsidiary nor any of their respective businesses or assets is subject to any Order that is not generally applicable.

          3.10(e)  Compliance With Laws and Orders.

                   (i) Compliance. Company and each Consolidated Subsidiary is in material compliance with all Laws and Orders applicable to its ownership and operation of its assets and its business as presently conducted and with the Governmental Authorizations of Company and each Consolidated Subsidiary described in Section 3.10(e)(ii) (other than those set forth in Schedule 3.10(e)(ii)). Neither Company nor any Consolidated Subsidiary has received notice of any violation or alleged violation of any such Law, Order or Governmental Authorization.

                   (ii) Licenses and Permits. Company and each Consolidated Subsidiary has each Governmental Authorization required for the conduct of its business (as presently conducted) and operation of the Real Property, the absence of which Governmental Authorization would have a Material Adverse Effect on the Company or such Consolidated Subsidiary, and each such Governmental Authorization is in full force and effect, all except as set forth in Schedule 3.10(e)(ii).

          3.10(f)  Title to and Condition of Properties.

                   (i) Marketable Title. Company and each Consolidated Subsidiary has good and marketable title to (or, in the case of leased assets, valid leasehold interest in) all of its respective assets and properties (whether real, personal or mixed and whether tangible or intangible), free and clear of all Encumbrances except for Permitted Encumbrances, including, without limitation, Real Property, Intellectual Property and all assets and properties reflected in the Recent Balance Sheet, except for Inventory disposed of in the Ordinary Course of Business since the date of such Recent Balance Sheet.

                   (ii) Condition. All material property and assets owned or utilized by Company or any Consolidated Subsidiary are in good operating condition and repair, free from any defects (except such minor defects as do not interfere with the use thereof in the conduct of the normal operations of Company or the respective Consolidated Subsidiary) and have been maintained consistent with the standards generally followed in the industry.

                   (iii) Real Property. Schedule 3.10(f)(iii) sets forth all real property owned, used or occupied by Company or any Consolidated Subsidiary (the "Real Property"), including a description of all land, and all Encumbrances, easements or rights of way of record granted on or appurtenant to or otherwise affecting such Real Property, the zoning classification thereof, and all plants, buildings or other structures located thereon. Schedule 3.10(f)(iii) also sets forth, with respect to each parcel of Real Property which is leased, the material terms of such lease. There is not (i) any structure located on any Real Property which encroaches on or over the boundaries of neighboring or adjacent properties or (ii) any structure of any other party which encroaches on or over the boundaries of any of such Real Property. None of the Real Property is located in a flood plain, flood hazard area, wetland or lakeshore erosion area within the meaning of any applicable Law. No public improvements have been commenced and, none are planned, which in either case may result in special assessments against or otherwise materially adversely affect any Real Property. No portion of any of the Real Property has been used as a landfill or for storage or landfill of Waste. Seller has no notice of any
     (i) planned or proposed material increase in assessed valuations of any Real Property, (ii) Order requiring material repair, alteration, or correction of any existing condition affecting any Real Property or the systems or improvements thereat, (iii) material condition or defect which could give rise to an Order of the sort referred to in (ii) above, (iv) underground storage tanks, or any structural, mechanical, or other defects of material significance affecting any Real Property or the systems or improvements thereat (including, but not limited to, inadequacy for normal use of mechanical systems or disposal or water systems at serving the Real Property), or (v) work that has been done or labor or materials that has or have been furnished to any Real Property during the period of six (6) months immediately preceding the date of this Agreement for which a material Encumbrance could be filed against any of the Real Property.

                   (iv) No Condemnation or Expropriation. Neither the whole nor any portion of the Real Property nor any other assets of Company or any Consolidated Subsidiary is subject to any Order to be sold or is being condemned, expropriated or otherwise taken by any Governmental Entity with or without payment of compensation therefor, nor has any such condemnation, expropriation or taking been proposed.

          3.10(g) Insurance. Set forth in Schedule 3.10(g) is a complete and accurate list and brief description of all policies of fire, liability, product liability, workers compensation, health and other forms of insurance presently in effect with respect to the business, properties and assets of Company and each Consolidated Subsidiary, and true and correct copies of such policies have been delivered to Purchaser. Schedule 3.10(g) includes, without limitation, the carrier, the description of coverage, the limits of coverage, retention or deductible amounts, amount of annual premiums, date of expiration and the date through which premiums have been paid with respect to each such policy, and any pending claims. All such policies are in full force and effect.

          3.10(h)  Contracts and Commitments.

                   (i) Real Property Leases. Except as set forth in Schedule 3.10(h)(i), neither Company nor any Consolidated Subsidiary is a party to or bound by any lease of Real Property involving consideration or other expenditure in excess of FRF 300,000 annually.

                   (ii) Personal Property Leases. Except as set forth in
     Schedule 3.10(h)(ii), neither Company nor any Consolidated Subsidiary is a party to or bound by any lease of personal property involving consideration or other expenditure in excess of FRF 300,000 annually or involving performance over a period of more than one year.

                   (iii) Purchase Commitments. Neither Company nor any Consolidated Subsidiary is a party to or bound by any Contract for the purchase of Inventory or supplies involving consideration or other expenditure in excess of FRF 300,000 annually or involving the purchase of an amount which, together with the amount on hand, constitutes in excess of twelve (12) months normal usage.

                   (iv) Sales Commitments. Neither Company nor any Consolidated Subsidiary is a party to or bound by any Contract for the sale of Inventory or other assets involving consideration in excess of FRF 300,000 annually, except those made in the Ordinary Course of Business, at arm's length, and no such Contracts are for a sales price which would result in an anticipated material loss to the Company or the respective Consolidated Subsidiary.

                   (v) Contracts With Affiliates and Certain Others. Neither Company nor any Consolidated Subsidiary is a party to or bound by any Contract with any Affiliate or any Company Employee, agent, consultant, distributor, dealer, sales representative or franchisee entered into outside the Ordinary Course of Business.

                   (vi) Powers of Attorney. Neither the Company nor any Consolidated Subsidiary has given a power of attorney, which is currently in effect, to any Person for any purpose whatsoever outside the Ordinary Course of Business.

                   (vii)   Collective Bargaining. Except as set forth in
     Schedule 3.10(h)(vii), neither Company nor any Consolidated Subsidiary is a party to or bound by any collective bargaining Contract with any union, guild, shop committee or other collective bargaining group. Copies of all such Contracts have been delivered to Purchaser.

                   (viii) Loan Agreements. Except as set forth in Schedule 3.10(h)(viii), neither Company nor any Consolidated Subsidiary is a party to or bound by any loan Contract, promissory note, letter of credit, or other evidence of indebtedness as a signatory, guarantor or otherwise, other than indebtedness of less than FRF 300,000.

                   (ix) Guarantees. Except as set forth in Schedule 3.10(c), neither Company nor any Consolidated Subsidiary has guaranteed the payment or performance of any Person, agreed to indemnify any Person, or agreed to be contingently or secondarily liable for the obligation of any Person, other than guarantees of indebtedness of less than FRF 300,000.

                   (x)     Restrictive Agreements. Except as set forth in
     Schedule 3.10(h)(x), neither Company nor any Consolidated Subsidiary is a party to or bound by any Contract requiring Company or any Consolidated Subsidiary to assign any interest in any Intellectual Property, including any trade secret or proprietary information, or prohibiting or restricting Company or any Consolidated Subsidiary from competing in any business or geographical area or soliciting customers or otherwise restricting it from carrying on its business anywhere in the world in any material respect.

                   (xi) Other Material Contracts. Neither Company nor any Consolidated Subsidiary is a party to or bound by any Contract involving consideration or other expenditure in excess of FRF 2,000,000 annually, or involving performance over a period of more than twelve (12) months, or which is otherwise individually material to the operations of Company or any Consolidated Subsidiary or was entered into outside the Ordinary Course of Business, except as explicitly described in Schedule 3.10(h)(xi) or in any other Schedule.

                   (xii) Material Contracts; No Breach or Default. The Contracts listed in Schedules 3.10(h)(i)-(xi) are referred to herein collectively as the "Material Contracts", and each individually as a "Material Contract." Except as disclosed in Schedule 3.10(h)(xii), neither Company nor any Consolidated Subsidiary is in material breach of or default under any Material Contract, nor has any event or omission occurred which with the passage of time or the giving of notice, or both, would constitute a material breach of or default thereunder or cause the acceleration of any of Company's or any Consolidated Subsidiary's obligations thereunder or result in the creation of any Encumbrance on any of the material assets owned, used or occupied by Company or any Consolidated Subsidiary.

          3.10(i) Labor Matters. Within the last three (3) years neither Company nor any Consolidated Subsidiary experienced any material labor disputes or any work stoppage, slowdown or picketing due to labor disagreements in connection with its business. Company and each Consolidated Subsidiary is in substantial compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practice. The Company and each Consolidated Subsidiary maintains all works councils, employee representatives or similar bodies representing Company Employees of the Company or any Consolidated Subsidiary that are required by Law.

          3.10(j)  Employee Benefit Plans.

                   (i) Disclosure. For purposes of this Agreement, "Employee Plans/Agreements" shall mean all employee benefit plans, funds, programs, Contracts, policies and arrangements covering or benefiting employees of the Company or any Subsidiary ("Company Employees"), all employee manuals, and all written or binding oral statements of policies, practices or understandings relating to employment, which are provided to, for the benefit of, or relate to, any Company Employees. All Employee Plans/Agreements are maintained in accordance with applicable Laws.

                   (ii) Full Funding. Except as set forth in Schedule 3.10(j)(ii), the funds available under each Employee Plan/Agreement which is intended to be a funded plan exceed the amounts required to be paid, or which would be required to be paid if such Employee Plan/Agreement were terminated, on account of rights vested or accrued as of the Closing Date (using the actuarial methods and assumptions then used by Company's or the relevant Consolidated Subsidiary's actuaries in connection with the funding of such Employee Plan/Agreement).

                   (iii) Payments and Compliance. With respect to each Employee Plan/Agreement (i) all payments due from Company or any Consolidated Subsidiary have been made and all amounts have been properly recorded on the books of Company and the Consolidated Subsidiaries and are reflected in the Recent Balance Sheet in accordance with GAAP or other generally accepted accounting principles applicable outside France; (ii) Company and the Consolidated Subsidiaries have complied with, and each Employee Plan/Agreement conforms in form and operation to, all applicable Laws in all respects, and all reports and information relating to each Employee Plan/Agreement required to be filed with any Governmental Entity have been timely filed; (iii) all reports and information relating to each Employee Plan/Agreement required to be disclosed and provided to participants or their beneficiaries have been timely disclosed or provided; (iv) there are no Litigation or claims pending (other than routine claims for benefits) or threatened with respect to any Employee Plan/Agreement or against the assets of any Employee Plan/Agreement; and (v) all employer and employee contributions to any Employee Plan/Agreement required by applicable Law have been made in accordance with applicable Law and past practice.

                   (iv) Post-Retirement Benefits. No Employee Plan/Agreement provides benefits, with respect to current or former Company Employees, beyond their retirement or other termination of service other than (i) coverage mandated by applicable Law, (ii) death or retirement benefits under any Employee Plan/Agreement that is an employee pension benefit plan,
     (iii) deferred compensation benefits accrued as Liabilities on the books of Company and the Consolidated Subsidiaries (including the Recent Balance Sheet), (iv) disability benefits under any Employee Plan/Agreement that is an employee welfare benefit plan and which have been fully provided for by insurance or otherwise, or (v) benefits in the nature of severance pay.

                   (v) No Triggering of Obligations. The consummation of the transactions contemplated by this Agreement will not (a) entitle any current or former Company Employee to severance pay, unemployment compensation or any other payment, or (b) accelerate the time of payment or vesting, or increase the amount of compensation due to any such current or former Company Employee.

                   (vi) Delivery of Documents. There has been delivered to Purchaser, with respect to each Employee Plan/Agreement:

                                      (a) a copy of the annual report, if any,
          for the last two (2) years;

                                      (b) a copy of the summary plan
          description, if any, together with each summary of material modifications, all material employee communications relating to such Employee Plan/Agreement, and, unless the Employee Plan/Agreement is embodied entirely in an insurance policy to which Company is a party, a true and complete copy of such Employee Plan/Agreement, including all amendments thereto; and

                        (c) if the Employee Plan/Agreement is funded through a trust or any third party funding vehicle (other than an insurance policy), a copy of the trust or other funding agreement and the latest financial statements thereof.

          With respect to each Employee Plan/Agreement for which an annual report has been filed and delivered to Purchaser pursuant to clause (a) of this Section 3.10(j)(vi), no material adverse change has occurred with respect to the matters covered by the latest such annual report since the date thereof.

                   (vii) Future Commitments. Neither Company nor any Consolidated Subsidiary has announced any plan or entered into any Contract to create any additional Employee Plans/Agreement or to amend or modify any existing Employee Plan/Agreement.

          3.10(k)  Employees.

                   (i) Terms of Employment. Schedule 3.10(k)(i) contains a complete and accurate list of the number of Company Employees grouped by department and location.

                   (ii) Relationships With Other Persons. No Company Employee or director of Company or any Consolidated Subsidiary is a party to, or is otherwise bound by, any Contract, including any confidentiality, noncompetition, or proprietary rights Contract, between such employee or director and any other Person that in any material way adversely affects or will affect (a) the performance of his duties as an employee or director as currently defined, or (b) the ability of Company of any Consolidated Subsidiary to conduct its business as it is currently conducted, including any such agreements with Seller. Except as contemplated by this Agreement, no director, Company Employee, or group of Company Employees intends to terminate his or its employment with Company or any Consolidated Subsidiary.

          3.10(l) Intellectual Property. Schedule 3.10(l) lists all Intellectual Property (as defined below) in which Company or any Consolidated Subsidiary now has any interest, specifying whether such Intellectual Property is owned, controlled, used or held (under license or otherwise) by Company or any Consolidated Subsidiary, and also indicating whether such Intellectual Property is registered. All Intellectual Property shown as registered in
Schedule 3.10(l) has been properly registered, all pending registrations and applications have been properly made and filed and all annuity, maintenance, renewal and other fees relating to registrations or applications are current. In order to conduct the respective businesses of Company and the Consolidated Subsidiaries, as such is currently being conducted, neither Company nor any Consolidated Subsidiary requires any Intellectual Property that it does not already have. Neither Company nor any Consolidated Subsidiary is infringing or has infringed any Intellectual Property of another Person in the operation of the respective businesses of Company and the Consolidated Subsidiaries, nor is any other Person infringing the Intellectual Property of Company or any Consolidated Subsidiary. Except as set forth in Schedule 3.10(l), neither Company nor any Consolidated Subsidiary has granted any license or made any assignment of any Intellectual Property listed on Schedule 3.10(l), nor does Company or any

Consolidated Subsidiary pay any royalties or other consideration for the right to use any Intellectual Property of others. The consummation of the transactions contemplated hereby will not alter or impair any Intellectual Property owned or used by Company or any Consolidated Subsidiary. As used herein, the term "Intellectual Property" shall mean and include: (i) all trademark rights, business identifiers, service marks, trade names and brand names, all registrations thereof and applications therefor and all goodwill associated with the foregoing; (ii) all copyrights, copyright registrations and copyright applications, and all other rights associated with the foregoing and the underlying works of authorship; (iii) all patents and patent applications, and all international proprietary rights associated therewith; (iv) all Contracts granting any right, title, license or privilege under the intellectual property rights of any third Person; (v) all inventions, know-how, discoveries, improvements, processes, designs, trade secrets, shop and royalty rights, employee covenants and agreements respecting intellectual property and non-competition and all other types of intellectual property; and (vi) all claims for infringement or breach of any of the foregoing.

          3.10(m) Product Warranty and Product Liability. Schedule 3.10(m) contains a true, correct and complete copy of Company's and each Consolidated Subsidiary's standard warranty or warranties for sales of Products (as defined below) and, except as stated therein, there are no warranties, commitments or obligations with respect to the return, repair or replacement of Products.
There are no material product liability claims or similar Litigation relating to products manufactured or sold, or services rendered, which are presently pending or threatened, or which have been asserted or commenced against Company or any Consolidated Subsidiary within the last five (5) years (whether or not covered by insurance). None of the Products has been the subject of any modification or recall campaign by Company or any Consolidated Subsidiary. As used in this
Section 3.10(m), the term "Products" means any and all products currently or at any time previously manufactured, distributed or sold by Company or any Consolidated Subsidiary.

          3.10(n) Bank Accounts. Schedule 3.10(n) sets forth the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which the Company or any Consolidated Subsidiary maintains a safe deposit box, lock box or checking, savings, custodial or other account of any nature, the type and number of each such account and the signatories therefor, a description of any compensating balance arrangements, and the names of all persons authorized to draw thereon, make withdrawals therefrom or have access thereto.

          3.10(o) Accounts Receivable. Except as set forth in Schedule 3.10(o), all material Accounts Receivable of Company and the Consolidated Subsidiaries reflected on the Recent Balance Sheet, and as incurred in the Ordinary Course of Business since the date thereof: (i) represent arm's length sales actually made in the Ordinary Course of Business; and (ii) are not subject to counterclaim or setoff, and are not in dispute.

          3.10(p) Certain Payments. None of Seller, Company or any Consolidated Subsidiary and no director, officer, manager, employee, agent or representative of, or other Person acting for or on behalf of, Seller, Company or any Consolidated Subsidiary, has directly or indirectly, offered, paid, or promised to pay, or authorized the payment of any money or other thing of value (including any fee, gift, sample, service, travel expenses, contribution, or entertainment with a value in excess of FRF1000 or the equivalent thereof in any currency in the aggregate to any one individual in any year) to any Person who is an official, officer, agent, employee, or representative of any Governmental Entity or of any government-owned entity or of any non-government owned supplier or customer, to any political party or official thereof, to any candidate for political or political party office, or to any other person while knowing or having reason to believe that all or any portion of such money or thing of value would be offered, given, or promised, directly or indirectly, to any such official, officer, agent, employee, representative, political party, political party official or candidate, (i) to obtain favorable treatment in securing business for the Company or any Consolidated Subsidiary, (ii) to pay for favorable treatment for business secured for the Company or any Consolidated Subsidiary,
(iii) to obtain special concessions or pay for special concessions already obtained, for or in respect of the business of Company or any Consolidated Subsidiary, or (iv) in violation of any Law.

          3.10(q) Disclosure. No representation or warranty by Seller in this Agreement, nor any statement, certificate, schedule, document or exhibit hereto furnished or to be furnished by or on behalf of Company, any Subsidiary, or Seller pursuant to this Agreement or in connection with the transactions contemplated hereby, contains or shall contain any untrue statement of material fact or omits or shall omit a material fact necessary to make the statements contained therein not misleading.

4.   REPRESENTATIONS AND WARRANTIES OF PURCHASER

     Purchaser makes the following representations and warranties to Seller, each of which is true and correct on the date hereof, and will be true and correct on the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article 4), shall be unaffected by any investigation heretofore or hereafter made by Seller or any notice to Seller, and shall survive the Closing of the transactions as provided for herein.

     4.1  Corporate.

          4.1(a) Organization. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan.

          4.1(b) Power. Purchaser has full power, legal right and authority to enter into, execute and deliver this Agreement and the other documents and instruments to be executed and delivered by Purchaser, and to carry out the transactions contemplated hereby and thereby.

          4.1(c) Authority. The execution and delivery of this Agreement and the other documents and instruments to be executed and delivered by Purchaser pursuant hereto and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Purchaser. No other corporate act or proceeding on the part of Purchaser or its shareholders is necessary to authorize this Agreement or the other documents and instruments to be executed and delivered by Purchaser pursuant hereto or the consummation of the transactions contemplated hereby and thereby. This Agreement constitutes, and when executed and delivered, the other documents and instruments to be executed and delivered by Purchaser pursuant hereto will constitute, valid and binding agreements of Purchaser, enforceable in accordance with their respective terms, except as such may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors' rights generally, by general equitable principles and by the power of a court to deny enforcement generally based on public policy.

     4.2 No Violation; Government Consents. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby
(a) will violate any Law or Order, to which Purchaser is subject, or (b) except as set forth on Schedule 4.2 or as required under Competition Laws, will require any approval, consent, exemption or other action by any Governmental Entity.

     4.3 No Brokers or Finders. Neither Purchaser nor any of its directors, officers, employees or agents have retained, employed or used any broker or finder in connection with the transaction provided for herein or in connection with the negotiation hereof.

     4.4 Disclosure. To Purchaser's Knowledge, no representation or warranty by Purchaser in this Agreement, nor any statement, certificate, schedule, document or exhibit hereto furnished or to be furnished by or on behalf of Purchaser pursuant to this Agreement or in connection with transactions contemplated hereby, contains or shall contain any untrue statement of material fact or omits or shall omit a material fact necessary to make the statements contained therein not misleading.

     4.5 Investment Intent. The Shares are being acquired by Purchaser for investment only and not with a view to their resale or other distribution within the meaning of the Securities Act of 1933, as amended.

5.   COVENANTS

     5.1 Consents; Filings. Each of Seller and Purchaser will use its reasonable best efforts prior to Closing to obtain, and Seller and Purchaser will cause Company to obtain, all consents necessary for the consummation of the transactions contemplated hereby, including, without limitation, (i) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity; and (ii) any consent necessary or advisable from any private Person, including Company's lenders. Each of Seller and Purchaser will further use its reasonable best efforts prior to Closing to effect all necessary filings and registrations with Governmental Entities. Subject to the terms of the Confidentiality Agreement, each of the parties will furnish to the other party such necessary information and reasonable assistance as such other party may reasonably request in connection with the foregoing and will provide the other party with copies of all filings made by such party with any Governmental Entity in connection with this Agreement and the transactions contemplated hereby.

     5.2 Other Action. Each of Seller and Purchaser agrees to use its reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary for it to do under applicable Laws to consummate and make effective the transactions contemplated by this Agreement, including (i) to cause the fulfillment at the earliest practicable date of all of the conditions to the parties' respective obligations to consummate the transactions contemplated in this Agreement; and (ii) to take any action reasonably necessary to defend, lift, mitigate or rescind the effect of any Litigation adversely affecting the purchase of the Shares or this Agreement, including promptly appealing any adverse Order.

     5.3 Information and Documents. From and after the date hereof and pending Closing, Seller will, and will use its reasonable best efforts to cause Company and the Subsidiaries to, permit Purchaser and its representatives to have reasonable access to the assets, employees, facilities, books and records of Seller, Company and the Subsidiaries relating to the businesses of Company and the Subsidiaries, and shall furnish, or cause to be furnished, to Purchaser, such financial, tax and operating data and other available information with respect to the businesses of Company and the Subsidiaries as Purchaser shall from time to time reasonably request; provided that no Person shall be required to take any action or provide any information which is prohibited by applicable Laws; and provided, further that any information obtained pursuant to this
Section 5.3 shall be kept confidential in accordance with the terms of the Confidentiality Agreement.

     5.4 Conduct of Business. From and after the date hereof and to Closing, except as otherwise contemplated by this Agreement or as Purchaser shall otherwise consent in writing, Seller will use its reasonable best efforts to cause Company and the Subsidiaries to conduct their respective businesses in the Ordinary Course of Business, and to use their reasonable best efforts to preserve the businesses and related relationships with customers, suppliers and other third parties and keep available the services of all present employees of Company and the Subsidiaries.

     5.5  Notification and Supplements to Disclosure Schedule.

          5.5(a) Between the date hereof and the Closing Date, Seller shall promptly notify Purchaser in writing if Seller becomes aware of (i) any fact or condition that causes or constitutes a breach of any of Seller's representations and warranties made as of the date of this Agreement, or (ii) the occurrence after the date of this Agreement of any fact or condition that would cause or constitute a breach of any such representation or warranty, had such representation or warranty been made as of the time of the occurrence or discovery of such fact or condition. Should any such fact or condition require any change to the Disclosure Schedule were such Disclosure Schedule dated the date of the occurrence or discovery of such fact or condition, Seller shall promptly notify Purchaser and deliver to Purchaser a supplement to the Disclosure Schedule specifying such change. During the same period, Seller will promptly notify Purchaser of the occurrence of any breach of any covenant of Seller in this Article 5 or of the occurrence of any event that may make the satisfaction of the conditions in Article 6 impossible or unlikely.

          5.5(b) Between the date hereof and the Closing Date, Purchaser shall promptly notify Seller in writing if Purchaser becomes aware of (i) any fact or condition that causes or constitutes a breach of any of Purchaser's representations and warranties made as of the date of this Agreement, or (ii) the occurrence after the date of this Agreement of any fact or condition that would cause or constitute a breach of any such representation or warranty, had such representation or warranty been made as of the time of the occurrence or discovery of such fact or condition. During the same period, Purchaser will promptly notify Seller of the occurrence of any breach of any covenant of Purchaser in this Article 5 or of the occurrence of any event that may make the satisfaction of the conditions in Article 6 impossible or unlikely.

     5.6 No Negotiation. Until such time, if any, as this Agreement is terminated pursuant to Article 9, Seller will not solicit, initiate, or encourage any inquiries, offers or proposals from, engage in any discussions or negotiations with, provide any non-public information to, or consider the merits of any unsolicited inquiries, offers or proposals from, any Person (other than Purchaser) relating to any transaction involving the sale of the Shares or any portion thereof, or any merger, consolidation, business combination or similar transaction involving Company or any Subsidiary. Seller shall immediately cease and cause to be terminated any existing activities, discussion or negotiations with any Person (other than Purchaser) with respect to any of the foregoing. Seller further agrees to notify Purchaser promptly if any inquiry, offer or proposal with respect to the foregoing is received by Seller or any Affiliate of Seller and to provide to Purchaser the details of any such inquiry, offer or proposal, including information as to the identity of the party making the inquiry, offer and/or proposal and the specific terms of the offer or proposal.

     5.7 Use of "Strafor". Seller shall have the right to use the word "Strafor" in its corporate name, and to use the trade name "Strafor" (but only in combination with the word "Facom"), in each case until December 31, 1999. Seller agrees to eliminate the word "Strafor" from its corporate name on or before, and otherwise not to use the "Strafor" trade name in any way after, December 31, 1999.

     5.8  Non-Competition.


          5.8(a) Neither Seller nor any of its Affiliates shall, directly or indirectly, for a period of twenty-four (24) months from the Closing Date, encourage to resign or solicit to hire any Person who as of the Closing Date is an employee of Company or any Subsidiary.

          5.8(b) Neither Seller nor any of its Affiliates shall, directly or indirectly, for a period of three (3) years from the Closing Date, compete with the business conducted by Company and the Subsidiaries as of the date of this Agreement (the "Company Business"). The competitive activities prohibited by this Section 5.8(b) include the following: (i) the manufacture or sale of any of the Products, or categories of Products, manufactured or sold in the Ordinary Course of Business of the Company Business, or (ii) the acquisition by Seller and/or any of its Affiliates of ten percent (10%) or more of the outstanding equity interests in any company the principal business of which is substantially similar to the Company Business. In the event that Seller and/or any of its Affiliates shall, directly or indirectly, within 3 (three) years of the Closing Date, acquire ten percent (10%) or more of the outstanding equity interests in a company that conducts ancillary operations substantially similar to the Company Business, Seller shall (i) inform Purchaser of such acquisition promptly after completion thereof and (ii) if Purchaser so requests, negotiate in good faith with Purchaser the sale of such line of business to Purchaser at fair market value and subject to such reasonable terms and conditions as the parties may then agree; provided, however, that nothing in this Section 5.8(b) shall prohibit Seller from owning its present direct and indirect equity interests in Cassina Spa, Clestra or any of their subsidiaries or prohibit any of them from conducting their respective businesses as they are presently conducted.

          5.8(c) Seller and Purchaser acknowledge that this Section 5.8 constitutes an independent covenant and shall not be affected by performance or nonperformance of any other provisions of this Agreement. It is the desire and intent of the parties that the provisions of this Section 5.8 shall be enforced to the fullest extent permissible under applicable Law. If all or part of this Section 5.8 is held invalid, illegal or incapable of being enforced, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect. If any part of this Section 5.8 is held to be excessively broad as to duration, scope, activity or subject, such part will be construed by limiting and reducing it so as to be enforceable to the maximum extent under applicable Law.

     5.9 Termination of Agreements. As of the Closing Date, the following agreements shall terminate and shall be void and without further effect:

               (i) the Joint Venture Agreement, as amended;

               (ii) the License Agreement, dated August 5, 1974, as amended, by and between Company and Purchaser, covering the 451 Series Chair;

               (iii) the License Agreement, dated August 5, 1974, as amended, by and between Company and Purchaser, covering chairs other than the 451 Series Chair;

               (iv) the Trademark License Agreement, dated August 5, 1974, as amended, by and between Company and Forges de Strasbourg S.A. (now known as Strafor Facom S.A.); and

               (v) that certain Distributorship Agreement, dated August 5, 1974, as amended, by and between the Company and Forges de Strasbourg S.A. (now known as Strafor Facom S.A.).

6.    CONDITIONS TO CLOSING

     6.1 Conditions to the Obligations of Purchaser and Seller. The respective obligations of each of the parties to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction of the following conditions precedent:

          6.1(a) Prohibition. There shall not (i) be in effect any Law or Order which makes illegal or enjoins, prevents or delays in any respect the consummation of the transactions contemplated by this Agreement, or (ii) have been threatened or commenced any Litigation which seeks to prevent, enjoin or delay in any respect the transactions contemplated by this Agreement or which may have a Material Adverse Effect on Company and the Subsidiaries taken as a whole;

          6.1(b) Waiting Period. No waiting period (including any extensions thereof) under Competition Laws or investigation by a Governmental Entity relating to the transactions contemplated hereby shall be unexpired or pending which, in the reasonable opinion of counsel, is likely to result in an action or proceeding seeking to enjoin in any respect the transaction contemplated herein;

          6.1(c) Governmental Consents and Filing. Any consent, authorization, order, approval or action of, and any filing or registration with, any Governmental Entity having jurisdiction which is necessary to consummate lawfully the transactions contemplated hereby shall have been obtained, made or effected; provided, that no such consent, authorization, order, approval or action shall have imposed a condition thereto which is unduly burdensome to the business or operations of Purchaser, Company or any Subsidiary; and

          6.1(d) Works Councils. Any consultations of the Comite d'entreprise (works council) required by Law shall have been undertaken.

     6.2 Conditions to the Obligations of Purchaser. The obligation of Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction of the following conditions precedent:

          6.2(a) Covenants; Representations and Warranties. Seller shall have performed in all material respects its covenants, agreements and obligations contained in this Agreement required to be performed by it at or before the Closing, and each of Seller's representations and warranties contained herein shall have been true and correct in all respects when made and shall be true and correct in all respects as of the Closing, as if made as of the Closing Date (except for representations and warranties that expressly address matters as of a particular date), without giving effect to any supplement to the Disclosure Letter; and

          6.2(b) Closing Deliveries. Seller shall have made or caused to be made delivery to Purchaser of the items required by Section 8.1.

     6.3 Conditions to the Obligations of Seller. The obligation of Seller to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction of the following conditions precedent:

          6.3(a) Covenants; Representations and Warranties. Purchaser shall have performed in all material respects its covenants, agreements and obligations contained in this Agreement required to be performed by it at or before the Closing, and each of the representations and warranties of Purchaser contained herein shall have been true and correct in all respects when made and shall be true and correct in all respects as of the Closing, as if made as of the Closing Date (except for representations and warranties that expressly address matters as of a particular date); and

          6.3(b) Closing Deliveries. Purchaser shall have made or caused to be made delivery to Seller of the items required by Section 8.2.

7.   INDEMNIFICATION

     7.1 Indemnification of Purchaser. Subject to Sections 7.2, 7.7 and 7.8, Seller shall indemnify Purchaser and its Affiliates (including Company and the Subsidiaries) against and hold Purchaser and its Affiliates (including Company and the Subsidiaries) harmless from any claim, action, cause of action, judgment, award, settlement, liability, loss, damage, cost and expense, including, without limitation, reasonable attorneys' fees (collectively, "Losses") actually and directly suffered by Purchaser or any Affiliate (including Company and the Subsidiaries), resulting from or arising out of (a) any inaccuracy in or breach of any representation or warranty made by Seller in this Agreement (without giving effect to any supplement to the Disclosure Schedule added after the date hereof); (b) any breach or nonperformance of any covenant or obligation made or incurred by Seller herein or in any agreement, document or instrument delivered by Seller pursuant to this Agreement; or (c) any Liability (including any Liability in respect of Taxes and, in particular, any Liabilities resulting from or arising out of the matters disclosed in Schedules 3.7(b) and 3.7(d), and including any Liabilities resulting from or arising out of the matters disclosed in Schedule 3.10(c)) of any nature, existing at, resulting from, relating to or arising out of the business, operations or assets of Company or any Subsidiary on or prior to the Closing Date to the extent not fully reflected or provided for in the Recent Balance Sheet or the notes thereto or, in the case of such Liabilities arising after the date of the Recent Balance Sheet, to the extent such Liabilities did not arise out of the Ordinary Course of Business (it being understood that Seller shall have no obligation with respect to environmental matters pursuant to this Section 7.1(c), claims with respect to which are separately addressed in Section 7.6). Seller does not make and shall not be deemed to have made, nor is Purchaser relying upon, any representation or warranty other than those representations and warranties which are expressly set forth in this Agreement. Purchaser's sole and exclusive remedy for any breach of any representation or warranty of Seller herein shall be to receive indemnification in accordance with this Article 7.

     7.2 Limitations on Indemnification of Purchaser. Notwithstanding any other provisions of this Agreement, the indemnification of Purchaser provided for in this Agreement shall be subject to the limitations and conditions set forth in Sections 7.2, 7.7 and 7.8:

          7.2(a) Survival. Claims for indemnification resulting from or arising out of inaccuracies in or breaches of representations and warranties contained in Sections 3.2 (Seller), 3.3 (Title) and 3.4 (Issuance and Redemption of Share Capital) shall be made by delivering written notice to Seller at any time after the Closing. Claims for indemnification arising under Section 7.6 (Indemnification for Environmental Matters) shall be required to be made by delivering written notice to Seller no later than the expiration of thirty-six
(36) months after the Closing. Claims for indemnification resulting from or arising out of inaccuracies in or breaches of representations and warranties contained in Section 3.7 (Tax Matters) or arising under Section 7.1(c) (but only as such Section relates to Tax Liabilities) shall be required to be made by delivering written notice to Seller no later than three months after the expiration of all applicable statute of limitations periods with respect thereto. Claims for indemnification resulting from or arising out of the breach or nonperformance of the covenants contained in Section 5.8 (Non-Competition) shall be required to be made by delivering written notice to Seller no later than three months after the expiration of Seller's obligations pursuant thereto. Any other claim by Purchaser for indemnification pursuant to this Agreement shall be required to be made by delivering written notice to Seller no later than the expiration of eighteen (18) months after the Closing.

          7.2(b)  [Reserved].


          7.2(c) Indemnifiable Amount of Claims. Subject to Section 7.2(d), with respect to any claim for indemnification arising under (i) Section 7.1(a), and resulting from or arising out of any inaccuracy in or breach of any representation or warranty made by Seller in Section 3.2, 3.3 or 3.9; or (ii)
Section 7.1(b), Purchaser shall be entitled to indemnification for one hundred percent (100%) of the Losses resulting therefrom. Subject to Section 7.2(d), with respect to any other claim for indemnification arising under this Agreement, Purchaser's right of indemnification shall be limited to fifty percent (50%) of the Losses resulting therefrom.

          7.2(d) De Minimis; Threshold; Aggregate Non-Tax Indemnification Limit. Purchaser shall be entitled to indemnification only if the aggregate amount of all of Purchaser's claims exceeds FRF 20,000,000 (the "Indemnification Threshold"), and then only to the extent such aggregate amount exceeds the Indemnification Threshold. For purposes of calculating whether the Indemnification Threshold has been met, (i) each of Purchaser's indemnification claims less than FRF 10,000 (the "De Minimis Amount") shall not be included until the aggregate amount of all of Purchaser's indemnification claims individually greater than the De Minimis Amount is equal to or exceeds FRF 2,000,000 (the "De Minimis Threshold"); and (ii) from and after the date that the De Minimis Threshold is met, all claims for indemnification (including individual claims less than the De Minimis Amount) shall be included. For all claims, other than claims resulting from or arising out of: (i) inaccuracies in or breaches of representations and warranties contained in Section 3.7 (Tax Matters); or (ii) Section 7.1(c) (but only as such Section relates to Tax Liabilities), the maximum indemnification amount to which Purchaser may be entitled shall be an amount equal to the Aggregate Non-Tax Indemnification Limit. For all claims resulting from or arising out of: (i) inaccuracies in or breaches of representations and warranties contained in Section 3.7 (Tax Matters); or (ii) Section 7.1(c) (as such Section relates to Tax Liabilities), the indemnification amount to which Purchaser may be entitled is unlimited.

          7.2(e)  [Reserved.]

          7.2(f)  [Reserved.]

          7.2(g) Procedure. Any claim for indemnification by Purchaser shall be made by delivering to Seller, no later than the last date (if any) set forth in Section 7.2(a) for making such claim (or, in the case of third-party Claims subject to Section 7.5, such shorter period as is required (if any) not to prejudice the interests of Indemnitor), a written notice setting forth in reasonable detail the alleged factual basis for such claim, the provision or provisions of this Agreement on which such claim is based, and the amount or estimated amount thereof to the extent then feasible to determine (which estimate shall not be conclusive of the final amount of such claim).

          7.2(h) Disclaimer. In no event shall Seller be liable for incidental or consequential damages arising out of or in connection with this Agreement, including, without limitation, breach of any representation, warranty or covenant made by or imposed on Seller hereunder or in connection herewith.

     7.3 Indemnification of Seller. Subject to Sections 7.4, 7.7 and 7.8, Purchaser shall indemnify Seller against and hold Seller harmless from any Losses actually and directly suffered by Seller, resulting from or arising out of (a) any inaccuracy in or breach of any of the representations and warranties made by Purchaser in Article 4: or (b) any breach or nonperformance of any covenant or obligation made or incurred by Purchaser herein. Purchaser does not make and shall not be deemed to have made, nor is Seller of Seller relying upon, any representation, warranty or covenant other than those representations, warranties and covenants which are expressly set forth in this Agreement. Seller's sole and exclusive remedy for any breach of any representation or warranty of Purchaser herein shall be to receive indemnification in accordance with this Article 7.

     7.4 Limitations on Indemnification of Seller. Notwithstanding any other provisions of this Agreement, the indemnification of Seller provided for in this Agreement shall be subject to the limitations and conditions set forth in Sections 7.4, 7.7 and 7.8:

          7.4(a) Survival. Claims by Seller for indemnification pursuant to this Agreement shall be required to be made by delivering written notice to Purchaser no later than the expiration of eighteen (18) months after the Closing.

          7.4(b)  [Reserved.]

          7.4(c) Threshold. Seller shall be entitled to indemnification only if the aggregate amount of all of Seller's claims for indemnification exceeds the Indemnification Threshold, and then only to the extent such aggregate amount exceeds the Indemnification Threshold.

          7.4(d) Limit. The maximum indemnification amount to which Seller may be entitled shall be an amount equal to the Aggregate Non-Tax Indemnification Limit.

          7.4(e)  [Reserved.]


          7.4(f) Procedure. Any Claim for indemnification by Seller shall be made by delivering to Purchaser, no later than the last date (if any) set forth in Section 7.4(a) for making such claim (or, in the case of third-party Claims subject to Section 7.5, such shorter period as is required (if any) not to prejudice the interests of Indemnitor), a written notice setting forth in reasonable detail the alleged factual basis for such claim, the provision or provisions of this Agreement on which such claim is based, and the amount or estimated amount thereof to the extent then feasible to determine (which estimate shall not be conclusive of the final amount of such claim).

          7.4(g) Disclaimer. In no event shall Purchaser be liable for incidental or consequential damages arising out of or in connection with this Agreement, including, without limitation, breach of any representation, warranty or covenant made by or imposed on Purchaser hereunder or in connection herewith.

     7.5 Third Party Claims. If any legal proceeding is instituted or any claim asserted by any third party (a "Claim") in respect of which Seller, on the one hand, or Purchaser, on the other hand, may be entitled to indemnification hereunder, the Indemnitee shall give the Indemnitor prompt written notice thereof in accordance with Section 7.2(g) or Section 7.4(f), as the case may be. A delay in giving such notice shall relieve the Indemnitor of liability for the claim to the extent the Indemnitor suffers prejudice because of such delay. The Indemnitor shall have the right, at its option and expense, to participate in the defense of such Claim, but not to control the defense, negotiation or settlement of such Claim, which control shall at all times rest with the Indemnitee, unless the Indemnitor irrevocably acknowledges, in writing, responsibility for such Claim and agrees to indemnify the Indemnitee against the Claim (subject in cases where

Seller is an Indemnitor to the limitations set forth in Section 7.2 and in cases where Purchaser is an Indemnitor to the limitations set forth in Section 7.4).

     If the Indemnitor does not assume control of the defense of such Claim: (i) the defense of the Claim by the Indemnitee and any judgment entered in the Claim will be deemed to have been consented to by, and will be binding upon, the Indemnitor as fully as though it alone had assumed the defense thereof and a judgment had been entered in the Claim in the amount of judgment; and (ii) the Indemnitor shall not be liable to the Indemnitee for any settlement of any Claim without the consent of the Indemnitor, which consent shall not be unreasonably withheld; provided, however, that in the case of clauses (i) and (ii) of this paragraph the right of the Indemnitor to contest the right of the Indemnitee to indemnification under this Agreement with respect to the Claim will not be extinguished. If the Indemnitor does assume control of the defense of such Claim, it shall not, without the prior written consent of the Indemnitee, settle such Claim or consent to entry of any judgment relating thereto which does not include as an unconditional term thereof the giving by the claimant to the Indemnitee of a release from all liability in respect of the Claim. The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such Claim.

     7.6 Indemnification for Environmental Matters. The applicable Laws relating to pollution or protection of the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata), including Laws relating to emissions, discharges, generation, storage, releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic, hazardous or petroleum or petroleum-based substances or wastes ("Waste" ) into the environment or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Waste, are herein collectively referred to as the "Environmental Laws." Subject to the limitations and conditions set forth in Section 7.2, 7.7 and 7.8, without limiting the generality of the foregoing, Seller agrees to indemnify, reimburse, hold harmless and defend Purchaser for, from and against all Losses actually and directly suffered by Purchaser or any Affiliate (including Company or any Subsidiary), in connection with any pollution, threat to the environment, or exposure to, or manufacture, processing, distribution, use, treatment, generation, transport or handling, disposal, emission, discharge, storage or release of Waste that is related in any way to Company's, or any Subsidiary's, or any previous owner's or operator's ownership, operation or occupancy of the business, properties and assets owned or used by Company or any Subsidiary on or before the Closing (including, but not limited to, Losses resulting from or arising out of the matters identified in certain preliminary environmental reports prepared by ARCADIS Geraghty & Miller and its affiliates and provided by Purchaser to Seller prior to the Closing); provided, however, that in the case of any environmental remediation or compliance measures undertaken by Company or any Subsidiary that are not required by an Order, (i) the Losses incurred in connection with such remediation or compliance measures shall be indemnifiable only to the extent that an internationally recognized environmental consulting firm (including, without limitation, ARCADIS Geraghty & Miller, Inc. and its affiliates and correspondent offices) retained by Purchaser or any Affiliate (including Company or any Subsidiary) advises that such remediation or compliance measures are required to bring Company or such Subsidiary into compliance with Environmental Laws or Governmental Authorizations issued to Company or such Subsidiary with respect thereto, and
(ii) Purchaser and Seller shall consult in good faith regarding the scope and budget of the proposed remediation and compliance measures.

     7.7 Effective Nature of the Loss. For purposes of indemnification pursuant to this Article 7:

          7.7(a) A Loss shall be eligible for indemnification to the extent and only to the extent that such Loss has been actually and directly suffered by the Indemnitee (or, in the case Purchaser is the Indemnitee, Company or a Subsidiary).

          7.7(b) Any deficiency assessed by the tax authorities whose sole effect is to shift tax liability from one fiscal year to another shall give rise to indemnification only insofar as the Indemnitee (or, in the case Purchaser is the Indemnitee, Company or a Subsidiary) is required to pay a penalty or interest charge in relation thereto.

          7.7(c) Any deficiency assessed with regard to a tax, such as a value-added tax, which is recoverable shall give rise to indemnification only insofar as the Indemnitee (or, in the case Purchaser is the Indemnitee, Company or a Subsidiary) is required to pay a penalty or interest charge in relation thereto.

          7.7(d) Any indemnification shall be calculated by taking into account the effect of any tax savings and/or any tax cost realized by the Indemnitee (and, in the case Purchaser is the Indemnitee, Company and the Subsidiaries) as a result of the tax deductibility of the relevant Loss or, on the other hand, the realization of income resulting from the receipt of the indemnification payment.

          7.7(e) Any amounts paid to the Indemnitee (and, in the case Purchaser is the Indemnitee, Company and the Subsidiaries) under warranties, insurance policies or any other amount (including subsidies) compensating a Loss for which an indemnification claim is made shall be deducted from the amount of the Loss for purposes of the calculation of the indemnifiable amount of the claim pursuant to Section 7.2(c). If the Indemnitor pays an indemnity in respect of a Loss and if any Indemnitee (or, in the case Purchaser is the Indemnitee, Company or a Subsidiary) subsequently recovers (even after expiration of the relevant time limit set forth in Sections 7.2(a) and 7.4(a)) all or part of the amount of such indemnity from a third party (including insurance companies or tax authorities), the Indemnitee shall, immediately upon recovery thereof, pay to the Indemnitor the percentage of the amount thereby recovered which corresponds to the percentage of the Loss paid to the Indemnitee pursuant to Section 7.2(c) in connection with the indemnification claim (and in the event that such recovery shall result in the total due in connection with the net amount of the concerned Loss and other Losses, if any, which are eligible for indemnification by Indemnitee, falling below the Indemnification Threshold; the Indemnitee shall repay to Indemnitor the full amount paid in respect of all the relevant Loss and/or Losses).

          7.7(f) Any indemnification due by Indemnitor shall be based on the amount of the Loss actually and directly suffered by Indemnitee (or, in the case where Indemnitee is Purchaser, Company or a Subsidiary), and shall be computed without regard to any multiple, price-earnings or equivalent ratio implicit in negotiating and/or settling the Steelcase Strafor Purchase Price.

          7.7(g) Any indemnification shall in all cases be limited to the amount of the Loss, notwithstanding the fact that the event giving rise to the indemnification obligation may originate from an inaccuracy of several of the representations or covenants made in this Agreement.

          7.7(h) In the event that an Indemnitor is required to make a payment pursuant to Section 7.5, the Indemnitor shall not be required to make any indemnification payment in connection thereto unless and until such payment has actually been made by the Indemnitee to such third party.

     7.8 Exonerating and Mitigating Factors. For purposes of indemnification pursuant to this Article 7:

          7.8(a) The Indemnitor shall not be held liable for indemnification to the extent the Loss for which indemnification is sought may be solely attributed to any change in accounting methods (including consolidation methods) or policies of the Indemnitee (or, in the case Purchaser is the Indemnitee, Company or a Subsidiary) after the Closing Date.

          7.8(b) In the event that a situation giving rise to a Claim is curable, in whole or in part, the Indemnitee (or, in the case Purchaser is the Indemnitee, Company or a Subsidiary) shall give the Indemnitor a reasonable opportunity to implement such a cure.

8.   DOCUMENTS TO BE DELIVERED

     8.1 Documents to be delivered by Seller. At the Closing, Seller shall deliver, or cause to be delivered, to Purchaser the following documents, in each case duly executed or otherwise in proper form:

          8.1(a) Ordres de Mouvement; Other Transfer Documents. (i) Ordres de Mouvement and/or such other transfer documents as may be necessary to effect the transfer of the Steelcase Strafor Shares to Purchaser (or its designees) and registration thereof in the name of Purchaser (or its designees); (ii) Ordres de Mouvement and/or such other transfer documents as may be necessary to effect the transfer of the Details Shares to Purchaser (or its designees) and registration of thereof in the name of Purchaser (or its designees); (iii) duly endorsed, if necessary, share certificates and/or such other transfer documents as may be necessary to effect the transfer of the Werndl Shares to Purchaser (or its designees) and registration thereof in the name of Purchaser (or its designees);
(iv) a transfer deed duly executed by a German law notary and/or such other transfer documents as may be necessary to effect the transfer of the Pohlschroder Shares to Purchaser (or its designees) and registration thereof in the name of Purchaser (or its designees); and (v) such transfer documents as are necessary to effect the transfer to Purchaser (or its designees) of all outstanding equity interests in the Subsidiaries of which Seller or an Affiliate of Seller (other than Company or any Subsidiary) is the record or beneficial owner.

          8.1(b) Certified Board Resolutions. Certified copies of the resolutions of the board of directors of Seller authorizing and approving this Agreement and the consummation of the transactions contemplated by this Agreement.


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

          8.1(c) Resignations. Resignations (effective on or prior to the Closing Date) of those members of the Boards of Directors of Company and the Subsidiaries nominated by Seller as are requested by Purchaser not less than five (5) Business Days prior to the Closing Date.

          8.1(d) Agreement Regarding Leases. An Agreement Regarding Leases, in the form attached hereto as Exhibit A.

          8.1(e) Assignment Agreement. An Assignment Agreement, in the form attached hereto as Exhibit B, under which Seller assigns to Purchaser any and all of Seller's rights under the Werndl BuroMobel AG Agreement for the Purchase and Sale and Transfer of Shares, among Dr. Fritz Werndl, Mrs. Waltrud Werndl, Klaus Werndl, Thomas Werndl, Hans-Peter Barth, Steelcase Strafor Beteiligungs GmbH, Seller and Purchaser, dated December 17, 1998 (the "Assignment Agreement").

          8.1(f) Other Documents. All other documents, instruments or writings required to be delivered to Purchaser at or prior to the Closing pursuant to this Agreement and such other certificates of authority and documents as Purchaser may reasonably request.

     8.2 Documents to be Delivered by Purchaser. At the Closing, Purchaser shall deliver, or cause to be delivered, to Seller the following documents, in each case duly executed or otherwise in proper form:

          8.2(a) Cash Purchase Prices. One or more wire transfers in the aggregate amount of the Purchase Prices.

          8.2(b) Certified Resolutions. Certified copies of the resolutions of the board of directors of Purchaser authorizing and approving this Agreement and the consummation of the transactions contemplated by this Agreement.


          8.2(c)  Agreement Regarding Leases.  The Agreement Regarding Leases.

          8.2(d)  Assignment Agreement. The Assignment Agreement.


          8.2(e) Other Documents. All other documents, instruments or writings required to be delivered to Seller at or prior to the Closing pursuant to this Agreement and such other certificates of authority and documents as Seller may reasonably request.

9.   TERMINATION

     9.1 Termination. This Agreement may be terminated at any time prior to the Closing:

          9.1(a)  by written agreement of Purchaser and Seller;

          9.1(b) by either Purchaser or Seller by giving written notice of such termination to the other party, if the Closing shall not have occurred on or prior to June 30, 1999 (unless the failure to consummate the Closing by such date (i) shall be due to the failure of the party seeking to terminate this Agreement to have fulfilled any of its obligations under this Agreement, or (ii) is due to the continuance of a waiting period or lack of an approval required under or an injunction or equivalent thereof entered based upon any Competition Laws, in which event either party may not rely upon this Section 9.1(b) to terminate this Agreement until the first anniversary of the date of this Agreement);

          9.1(c) by either Purchaser or Seller, if any court of competent jurisdiction or other competent Governmental Entity shall have issued a final, nonappealable Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement;

          9.1(d) by either Purchaser or Seller, if a breach of any provision of this Agreement constituting or which could reasonably be expected to give rise to a Material Adverse Effect on the Company and the Subsidiaries taken as a whole has been committed by the other party and such breach has not been waived;

          9.1(e) by Purchaser, if any condition in Section 6.1 or Section 6.2 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Purchaser to comply with its obligations under this Agreement) and Purchaser has not waived such condition on or before the Closing Date; or

          9.1(f) by Seller, if any condition in Section 6.1 or Section 6.3 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Seller to comply with its obligations under this Agreement) and Seller has not waived such condition on or before the Closing Date.

     9.2  Effect of Termination.

          9.2(a) In the event of the termination of this Agreement in accordance with Section 9.1, this Agreement shall thereafter become void and have no effect, and no party hereto shall have any liability to the other party hereto or their respective Affiliates, directors, officers or employees, except for the obligations of the parties hereto contained in this Section 9.2 and in Sections 10.3, 10.5, 10.6 and 10.8, and except that nothing herein will relieve any party from liability for any breach of any covenant set forth in this Agreement prior to such termination.

          9.2(b) If this Agreement is terminated as permitted under Section 9.1, such termination shall be without liability to any party to this Agreement or any Affiliate, shareholder, director, officer or representative of such party, except for liability arising from a willful breach.

10.  MISCELLANEOUS

     10.1 Disclosure Schedule. Subject to Section 5.5, the Schedules hereto have been compiled into one document (the "Disclosure Schedule"), executed by Seller and dated and delivered to Purchaser on the date of this Agreement. Information set forth in the Disclosure Schedule specifically refers to the Article and Section of this Agreement to which such information is responsive.

     10.2 Further Assurances. At any time after the Closing Date, at either party's reasonable request and without further consideration, the other party hereto will execute and deliver to the requesting party such documents and take such other action as such party may reasonably request in order to consummate more effectively the transactions contemplated hereby.

     10.3 Disclosures and Announcements. From the date hereof through and including the Closing Date, announcements concerning the transactions provided for in this Agreement by Purchaser, on the one hand, or by Company or Seller, on the other hand, shall be subject to the prior written approval of the other party in all essential respects, except that approval of the other party shall not be required as to any statements and other information which any party may submit to any stock exchange upon which its securities are listed or its stockholders or be required to make pursuant to any rule or regulation of such a stock exchange or otherwise required by any Law.

     10.4  Assignment; Parties in Interest.

          10.4(a) Assignment. Except as expressly provided herein, the rights and obligations of a party hereunder may not be assigned, transferred or encumbered, by operation of law or otherwise, without the prior written consent of the other party. Notwithstanding the foregoing, Purchaser may, without consent of any other party, assign any or all of its rights and/or delegate any or all of its obligations hereunder to one or more Affiliates of Purchaser (including Steelcase SAS, Company and the Subsidiaries); provided, that Purchaser shall, nevertheless, remain liable for all of its obligations, and those of any such Affiliate, to Seller hereunder.

          10.4(b) Parties in Interest. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by the respective permitted successors and permitted assigns of the parties hereto. Nothing contained herein shall be deemed to confer upon any other person any right or remedy under or by reason of this Agreement.

     10.5  Expenses; Transfer Taxes.

          10.5(a) Expenses. Except as otherwise provided herein, each of Purchaser and Seller shall be responsible for its own costs and expenses incurred in connection with this Agreement and the consummation of the transactions set forth in this Agreement.

          10.5(b) Transfer Taxes. All transfer Taxes and duties incurred in connection with this Agreement and the transactions contemplated hereby shall be borne equally by Seller and Purchaser. Seller and Purchaser shall cooperate in the filing of all necessary Tax Returns and other documentation with respect to all such Taxes and duties and, if required by applicable Law, Seller and Purchaser will each join in the execution of any such Tax Return or other documentation.

     10.6 Law Governing Agreement. This Agreement shall be construed and interpreted according to the internal Laws of France, excluding any choice of law rules that may direct the application of the Laws of another jurisdiction. All disputes arising out of or in connection with this Agreement or the transactions contemplated hereby shall be submitted for final resolution to an international arbitration panel consisting of three (3) arbitrators, with each of the parties appointing one (1); and the two (2) arbitrators so appointed selecting a third arbitrator. The third arbitrator shall be the presiding arbitrator and may not be a citizen or resident of either the United States or France. In the event a party shall have failed to select an arbitrator within fifteen (15) days after the other party has selected its arbitrator or the two (2) arbitrators so selected shall fail to agree on a third arbitrator, such arbitrator shall be selected by the International Chamber of Commerce as appointing authority. The arbitration proceedings shall take place in Geneva, Switzerland. All arbitrators shall be fluent in the English and French languages, the proceedings shall be conducted in the English language and their award shall be rendered in English; provided, however, that evidence in the French language may be introduced without translation. The arbitration shall be conducted in accordance with the UNCITRAL Arbitration Rules then in effect, as modified herein. The award of the arbitrators shall be final and binding on the parties and may be presented by any of the parties for enforcement in any court of competent jurisdiction and the parties hereby consent to the jurisdiction of such court solely for purposes of enforcement of this arbitration agreement and any award rendered hereunder.

     10.7 Amendment and Modification. Purchaser and Seller may amend, modify and supplement this Agreement only as agreed upon in writing by Purchaser and Seller.

     10.8 Notice. All notices, requests, demands and other communications hereunder shall be given in writing and shall be deemed effectively given upon personal delivery to the party to be notified, or upon delivery by an internationally recognized overnight courier service, or upon receipt if sent by facsimile and electronically confirmed. The respective addresses to be used for all such notices, demands or requests are as follows:

     If to Purchaser, to:

                           Steelcase Inc.
                           901  44th Street, S.E.
                           Grand Rapids, Michigan 49508
                           Attention: General Counsel
                           Facsimile:  (616) 246-4068

               or to such other person or address as Purchaser shall furnish to Seller in writing.

     If to Seller, to:

                           Strafor Facom S.A.
                           56 rue Jean Giraudoux
                           67200 Strasbourg (France)
                           Attention:  Ernest Schmittheisler,
                                       Directeur Financier
                           Facsimile:  (33-3) 88 13 30 52

     10.9 Entire Agreement. This Agreement and the documents referred to herein embody the entire agreement between the parties hereto with respect to the transactions contemplated herein and supersede all prior agreements and undertakings, oral or written, with respect to such matters, except for the Confidentiality Agreement which will remain in full force and effect for the term thereof. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

     10.10 Governing Language. This Agreement has been prepared and signed in the English language. In the event of any conflict or inconsistency between the English language version and any translation hereof made for any purpose, the English language version shall govern the interpretation and construction hereof and for any and all other purposes, except as may be required by applicable Law.

     10.11 Effectiveness of Agreement. This Agreement shall be effective as of March 31, 1999.

     10.12 Counterparts. This Agreement may be executed in original or by facsimile transmission in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     10.13 Headings. The headings in this Agreement are inserted for convenience only and shall not constitute a part hereof.

     [REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the parties have executed this Agreement in Paris, France as of the date and year first above written.




                                                SELLER:

                                                STRAFOR FACOM S.A.



                                                By:  /s/ Ernest Schmittheisler
                                                     -------------------------
                                                Name: Ernest Schmittheisler
                                                Title:Attorney-in-Fact




                                                PURCHASER:

                                                STEELCASE INC.


                                                By:  /s/ Daniel J. Brondyk
                                                     -------------------------
                                                Name:  Daniel J. Brondyk
                                                Title:  Attorney-in-Fact